Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
Oct. 30, 2018

PEABODY REPORTS EARNINGS FOR QUARTER ENDED SEPTEMBER 30, 2018

Third-quarter performance reflects underlying strength of global platform amid events at North Goonyella Mine; Operating results led by Australian thermal segment; Largest quarter of share repurchases brings current buyback program to $875 million; Buybacks reaffirmed and authorization expanded to $1.5 billion; Shoal Creek acquisition to add 2 million tons or more of seaborne hard coking coal capacity per year

ST. LOUIS, Oct. 30 - Peabody (NYSE: BTU) today announced its third quarter 2018 operating results, including revenues of $1.41 billion, income from continuing operations, net of income taxes of $83.9 million, net income attributable to common stockholders of $71.5 million, diluted earnings per share from continuing operations of $0.63 and Adjusted EBITDA1 of $372.1 million.

"During a quarter that ended with substantial challenges at the North Goonyella Mine, Peabody’s large, diversified platform generated solid results, led by our Australian thermal coal segment," said Peabody President and Chief Executive Officer Glenn Kellow. "While our operational focus is on our current platform, entering the assessment and planning phase of the North Goonyella Mine, and completing the accretive Shoal Creek metallurgical coal mine acquisition in Alabama, our financial approach is unchanged. We are committed to generating cash, maintaining financial strength, investing wisely and returning cash to shareholders - demonstrated by our expanded share buyback program and increased dividend per share."

Third Quarter 2018 Results

Revenues for the third quarter totaled $1.41 billion compared to $1.48 billion in the prior year as higher Australian realized pricing mostly offset the impact of lower Australian and U.S. sales volumes.

Depreciation, depletion and amortization declined 13 percent over the prior year driven by continued contract amortization roll off. During the quarter, Peabody completed the sale of certain resources associated with its Millennium Mine, resulting in a gain of $20.5 million. Income from continuing operations, net of income taxes decreased $149.8 million due to a $49.3 million provision for estimated equipment loss at the North Goonyella Mine (see additional information under Operational and Portfolio Items) and a prior year $84.1 million net tax benefit. Net income attributable to common stockholders declined $129.9 million to $71.5 million.

[1] Adjusted EBITDA, revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent and Free Cash Flow are non-GAAP financial measures. Please refer to the tables and related notes in this press release for a reconciliation of non-GAAP financial measures.

#1

Adjusted EBITDA for the third quarter totaled $372.1 million compared to $411.3 million in the prior year and includes approximately $9 million in expenses related to containment activities at the North Goonyella Mine.

Third quarter Australian Adjusted EBITDA of $236.0 million eased 2 percent from the prior year as higher realized pricing was overcome by lower volumes and elevated costs, largely related to North Goonyella, along with higher royalties. Australian sales volumes totaled 7.6 million tons, including 2.8 million tons of metallurgical coal sold at an average price of $132.50 per ton and 2.9 million tons of export thermal coal sold at an average price of $92.08 per ton, with the remainder delivered under a long-term domestic contract.

During the third quarter, the Australian thermal segment led the company with Adjusted EBITDA of $145.3 million and Adjusted EBITDA margins of 48 percent. Australian thermal realized pricing in the third quarter increased 23 percent to $63.50 per ton due to favorable spot pricing as well as a higher JFY settlement price. Realized pricing reflects a blend of products ranging from API 5 5,500 to Newcastle 6,000 specification. Australian thermal costs per ton rose modestly to $33.20 driven by higher royalties and fuel costs, partially offset by favorable currency. Third quarter Australian metallurgical Adjusted EBITDA declined approximately $52 million to $90.7 million primarily due to the longwall move and expenses related to events at North Goonyella.

Adjusted EBITDA for the U.S. operations totaled $155.4 million compared to $196.7 million in the prior year. Powder River Basin costs per ton declined 1 percent to $9.01 on lower repair costs, even with a 6 percent reduction in volumes. Midwestern costs per ton rose 7 percent to $34.57 due to higher commodity pricing, while Western costs per ton increased 7 percent, impacted primarily by certain repair increases and higher sales-related costs. Overall, third quarter U.S. Adjusted EBITDA margins totaled 21 percent, with 24 percent margins from the PRB.

During the third quarter, Peabody generated operating cash flow of $345.4 million and Free Cash Flow1 of $297.9 million, reflecting low fixed charges. Capital expenditures for the quarter totaled $61 million. Additionally, Peabody collected approximately $7 million in cash from the sale of Millennium Mine resources, with the remaining balance of about $13.5 million expected to be received through July 2019.

The company repurchased $325 million of common stock in the quarter, bringing total share repurchases under its $1.0 billion share repurchase program to $875 million since August 2017. To date, the company has repurchased a total of 22.8 million shares under the program, representing 17 percent of shares initially outstanding on a fully converted basis. In light of expected continued strong cash flows and robust liquidity, the company has announced it has expanded its share repurchase authorization by an additional $500 million to $1.5 billion. In addition, during the third quarter, Peabody completed a consent process to amend certain terms related to its 2022 and 2025 Senior Notes to increase flexibility to return cash to shareholders.

In October, Peabody’s board of directors increased the company’s quarterly common stock cash dividend from $0.125 per share to $0.13 per share. Given the company's share repurchases, the announcement reflects an increase of nearly 4 percent per share, while maintaining dividend cash outflows consistent with the prior quarter.

Liquidity at quarter end totaled $1.69 billion and included $1.37 billion in cash and cash equivalents, with approximately $400 million earmarked for financing the Shoal Creek transaction. Total liquidity also included $245.6 million of available revolver capacity and $78.0 million of accounts receivable securitization capacity.

#2

Operational and Portfolio Items

North Goonyella Update: Mine personnel are continuing with concrete sealing of the completed longwall panel, and the company is transitioning to the assessment/planning phase of managing the previously reported incident at North Goonyella. This next phase involves mapping of the heated area and monitoring of temperatures, gas levels, seismic activity, surface air quality and camera imaging. These actions come before advanced planning for re-ventilation, mine re-entry and potential restart of operations.

Continuing analysis is based on a network of 25 planned, remote gas monitoring points throughout the mine. The GAG Unit that was initially used in the inertization of the underground environment has been deactivated and on stand-by mode for nearly two weeks. With no ventilation or water management at present, the underground air quality is inert and there are indications of standing water in portions of the mine, with pumping being planned from the surface.

Financial Elements: Consistent with actions taken and conditions known to date, Peabody has recorded a $49.3 million charge for estimated equipment loss, including 78 shields and ancillary equipment sealed in the completed 9 North panel area. The majority of this charge is expected to have a cash impact related to leased equipment.

The current book value of North Goonyella following the charge is $284 million, including unmined panels in the north and south portions of the current seam, lower-seam reserves and surface facilities. The mine also contains $61 million in leased equipment not within the sealed and mined-out 9 North panel.

In the fourth quarter, Peabody estimates $20 to $25 million in containment, monitoring and planning costs, along with approximately $15 to $20 million in costs to keep the mine in idle status pending any future re-entry. The company intends to take all steps to work safely, progress the plan and look to mitigate costs while pursuing options for a resumption of activities at the appropriate time. Mitigation actions under consideration include pursuing means to access a small quantity of metallurgical coal remaining in the stockpile, subletting excess rail and port capacity for a limited time, and analyzing reprocessing of coal waste for potential sales into the thermal market.

Regarding insurance coverage, the company has notified its carriers of a potential claim under the company’s insurance policies that hold a relevant coverage limit of $125 million above a deductible of $50 million.

North Goonyella coal typically sells at or near the benchmark for high-quality hard coking coal and, prior to the incident, costs for full-year 2018 had been projected at approximately $110 per short ton. Peabody has declared force majeure with customers for shipments covering upcoming months.

Future Scenarios: As Peabody enters the next phase, the North Goonyella team will continue to work from the surface and obtain greater knowledge of underground conditions in the mine. The assessment and planning phase comes before re-ventilation, re-entry and any potential restart of operations. All phases involve review and collaboration with the Queensland Mines Inspectorate.

Multiple scenarios are being evaluated should mining be able to resume. If the next panel (10 North, which is already developed) is accessible, production would be targeted for the second half of 2019, whereas southern panels (GM South) access would likely extend to 2020 given that development was in early stages. The company is exploring all reasonable mine-planning steps given the long-lived nature of reserves and compelling margins of the mine during times of strong industry conditions.

#3

Shoal Creek Acquisition: In the third quarter, Peabody also announced plans to acquire the Shoal Creek metallurgical coal mine, preparation plant and supporting assets from Drummond Company for $400 million. The transaction excludes legacy liabilities other than reclamation. Closing is expected in the fourth quarter 2018, and Peabody intends to finance the transaction with cash on the balance sheet.

Peabody believes the acquisition is consistent with its approach to upgrade the company's metallurgical coal portfolio and meets the criteria of its previously stated investment filters.

Currently, the sales process is moving forward with regulatory approvals. In addition, Drummond is negotiating a collective bargaining agreement with the union-represented workforce, which is a condition precedent for closing, and union-represented workers must agree to elimination of participation in the multi-employer pension plan and replacement with a 401(k) program.

Shoal Creek is located in Central Alabama and serves Asian and European steel mills with high-vol A coking coal. In 2017, Shoal Creek sold 2.1 million tons. Shoal Creek's mining costs per ton are within the prior targeted range of $85 to $95 per ton for Peabody's metallurgical coal platform. In addition, the mine is strategically positioned on the Black Warrior River with direct access to barge transportation, eliminating trucking or rail requirements. Shoal Creek coal typically prices at or near the high-vol A index.

Proven and probable reserves total 58 million tons with a current mine plan accessing 17 million tons with minimal capital requirements. Peabody expects Shoal Creek to integrate into the company’s operating and SG&A platforms with minimal friction costs. In addition, the acquisition is not expected to increase Peabody’s U.S. federal cash tax payments for the foreseeable future, due to the company’s substantial U.S. net operating loss tax position.

Industry Conditions

Strong seaborne thermal coal supply-demand dynamics remained in place during the third quarter with the 6,000-specification average prompt Newcastle thermal pricing rising 13 percent to approximately $117 per tonne from the second quarter 2018. At the same time, the prompt API 5 5,500 quality thermal product declined approximately $6 to an average of $69 per tonne for the third quarter.

China and India continue to drive seaborne thermal demand growth with ASEAN nations also representing persistent import strength. Through September, China thermal coal imports rose 27 million tonnes, supported by an approximately 7 percent increase in thermal power generation that has outpaced domestic coal production growth. Through September, India thermal imports increased 20 million tonnes on strong industrial demand and coal power generation, despite an approximately 8 percent increase in domestic production. In addition, ASEAN thermal import demand rose 9 percent through September over the prior year as new coal-fueled generation came online.

Through September, Australian thermal exports increased 2 percent, while lower-quality Indonesian coal exports rose 12 percent over the prior year. In addition, U.S. seaborne thermal coal exports have benefited from the higher pricing environment, rising 13 million tonnes through August.

Within metallurgical coal fundamentals, third quarter low-vol hard coking coal spot pricing continued to be favorable to historical averages and was in line with the prior quarter. Pricing reached a high of $209 per tonne during the third quarter with an average of $189 per tonne. The third-quarter index settlement price for premium low-vol hard coking coal was $188 per tonne compared to $170 per tonne in the prior year. The benchmark for low-vol PCI in the third quarter was settled at $150 per tonne compared to the benchmark settlements of $115 and $127 per tonne in the prior year. In addition, the fourth quarter benchmark price for low-vol PCI has been settled at $139 per tonne.

#4

Seaborne metallurgical coal pricing has been supported by a 5 percent increase in global steel production through September. India seaborne metallurgical coal demand increased 4 million tonnes compared to the prior year through September, more than offsetting a 2 million tonne decline in China imports.

Regarding seaborne metallurgical coal supply, overall growth remains limited with the greatest increases from Australia and the U.S. While Australian metallurgical coal exports rose 2 million tonnes year-to-date through September, lower 2017 volumes reflect the impacts of Cyclone Debbie.

In the U.S., coal demand has been impacted by weak natural gas pricing, coal plant retirements and increased renewable generation, despite a 4 percent increase in total generation load over the prior year through September. Average Henry Hub gas prices fell approximately $0.20 per mmbtu through September compared to the prior year. Overall, U.S. coal production has declined 12 million tons year to date through September compared to prior year levels. Lower production and increased thermal coal exports have reduced overall utility stockpiles to approximately 100 million tons, the lowest levels since 2005.

Fourth Quarter 2018 Expectations

For the fourth quarter, Peabody is:

•	Advancing the assessment and planning phase at the North Goonyella Mine;

•	Preparing for the completion and integration of the Shoal Creek Mine acquisition;

•	Driving strong shipments from the Australian thermal platform;

•	Revising 2018 U.S. Midwestern and Western sales volumes to reflect stronger year-to-date shipments. The company is focused on contracting 2019 U.S. volumes if margins are acceptable; and

•	Continuing its financial approach, including returning cash to shareholders.

Today's earnings call is scheduled for 10 a.m. CDT, and will be accompanied by a presentation available at PeabodyEnergy.com.

Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. Peabody offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, sustainability, leadership, customer focus, integrity, excellence and people. For further information, visit PeabodyEnergy.com.

Contact:
Vic Svec
314.342.7768

#5

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Sept. 30, 2018 and 2017

(In Millions, Except Per Share Data)
	Successor
	Quarter Ended Sept. 30, 2018	Quarter Ended Sept. 30, 2017

Tons Sold	49.1	52.0

Revenues	$1,412.6	$1,477.2
Operating Costs and Expenses (1)	1,047.9	1,039.1
Depreciation, Depletion and Amortization	169.6	194.5
Asset Retirement Obligation Expenses	12.4	11.3
Selling and Administrative Expenses	38.6	33.7
Acquisition Costs Related to Shoal Creek	2.5	—
Other Operating (Income) Loss:
Net Gain on Disposals	(20.8)	(0.4)
Provision for North Goonyella Equipment Loss	49.3	—
Income from Equity Affiliates	(17.2)	(10.5)
Operating Profit	130.3	209.5
Interest Expense	38.2	42.4
Loss on Early Debt Extinguishment	—	12.9
Interest Income	(10.1)	(2.0)
Net Periodic Benefit Costs, Excluding Service Cost	4.5	6.6
Income from Continuing Operations Before Income Taxes	97.7	149.6
Income Tax Provision (Benefit)	13.8	(84.1)
Income from Continuing Operations, Net of Income Taxes	83.9	233.7
Loss from Discontinued Operations, Net of Income Taxes	(4.1)	(3.7)
Net Income	79.8	230.0
Less: Series A Convertible Preferred Stock Dividends	—	23.5
Less: Net Income Attributable to Noncontrolling Interests	8.3	5.1
Net Income Attributable to Common Stockholders	$71.5	$201.4

Adjusted EBITDA (2)	$372.1	$411.3

Diluted EPS - Income from Continuing Operations (3)(4)	$0.63	$1.49

Diluted EPS - Net Income Attributable to Common Stockholders (3)	$0.59	$1.47

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 120.3 million and 103.1 million for the quarter ended September 30, 2018 and 2017, respectively, and excluded weighted average shares outstanding related to the participating securities of 34.2 million for the quarter ended September 30, 2017.

(4)	Reflects income from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#6

Condensed Consolidated Statements of Operations (Unaudited)
For the Nine Months Ended Sept. 30, 2018 and 2017

(In Millions, Except Per Share Data)
	Successor		Predecessor
	Nine Months Ended Sept. 30, 2018	Apr. 2 through Sept. 30, 2017	Jan. 1 through Apr. 1, 2017

Tons Sold	140.5	95.6	46.1

Revenues	$4,184.7	$2,735.5	$1,326.2
Operating Costs and Expenses (1)	3,051.6	1,967.0	950.2
Depreciation, Depletion and Amortization	503.1	342.8	119.9
Asset Retirement Obligation Expenses	37.9	22.3	14.6
Selling and Administrative Expenses	119.7	68.4	36.3
Acquisition Costs Related to Shoal Creek	2.5	—	—
Other Operating (Income) Loss:
Net Gain on Disposals	(49.8)	(0.9)	(22.8)
Asset Impairment	—	—	30.5
Provision for North Goonyella Equipment Loss	49.3	—	—
Income from Equity Affiliates	(64.4)	(26.2)	(15.0)
Operating Profit	534.8	362.1	212.5
Interest Expense	112.8	83.8	32.9
Loss on Early Debt Extinguishment	2.0	12.9	—
Interest Income	(24.3)	(3.5)	(2.7)
Net Periodic Benefit Costs, Excluding Service Cost	13.6	13.2	14.4
Reorganization Items, Net	(12.8)	—	627.2
Income (Loss) from Continuing Operations Before Income Taxes	443.5	255.7	(459.3)
Income Tax Provision (Benefit)	31.3	(79.4)	(263.8)
Income (Loss) from Continuing Operations, Net of Income Taxes	412.2	335.1	(195.5)
Loss from Discontinued Operations, Net of Income Taxes	(9.0)	(6.4)	(16.2)
Net Income (Loss)	403.2	328.7	(211.7)
Less: Series A Convertible Preferred Stock Dividends	102.5	138.6	—
Less: Net Income Attributable to Noncontrolling Interests	8.9	8.9	4.8
Net Income (Loss) Attributable to Common Stockholders	$291.8	$181.2	$(216.5)

Adjusted EBITDA (2)	$1,105.6	$729.1	$341.3

Diluted EPS - Income (Loss) from Continuing Operations (3)(4)	$2.40	$1.37	$(10.93)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (3)	$2.33	$1.32	$(11.81)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 123.1 million and 100.2 million for the nine months ended September 30, 2018 and the period April 2 through September 30, 2017, respectively, and excluded weighted average shares outstanding related to the participating securities of 2.8 million and 36.7 million, respectively. Weighted average diluted shares outstanding were 18.3 million for the period January 1 through April 1, 2017.

(4)	Reflects income (loss) from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#7

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2018 and 2017

	Successor		Successor		Predecessor	Combined
	Quarter Ended Sept. 30, 2018	Quarter Ended Sept. 30, 2017	Nine Months Ended Sept. 30, 2018	Apr. 2 through Sept. 30, 2017	Jan. 1 through Apr. 1, 2017	Nine Months Ended Sept. 30, 2017
Tons Sold (In Millions)
Powder River Basin Mining Operations	31.7	33.7	90.3	62.2	31.0	93.2
Midwestern U.S. Mining Operations	4.9	4.9	14.3	9.5	4.5	14.0
Western U.S. Mining Operations	4.0	4.0	11.2	7.2	3.4	10.6
Total U.S. Mining Operations	40.6	42.6	115.8	78.9	38.9	117.8
Australian Metallurgical Mining Operations	2.8	3.5	8.7	5.5	2.2	7.7
Australian Thermal Mining Operations	4.8	5.2	13.6	9.8	4.6	14.4
Total Australian Mining Operations	7.6	8.7	22.3	15.3	6.8	22.1
Trading and Brokerage Operations	0.9	0.7	2.4	1.4	0.4	1.8
Total	49.1	52.0	140.5	95.6	46.1	141.7

Revenue Summary (In Millions)
Powder River Basin Mining Operations	$373.7	$420.9	$1,084.5	$786.3	$394.3	$1,180.6
Midwestern U.S. Mining Operations	208.5	207.7	607.7	402.6	193.2	595.8
Western U.S. Mining Operations	156.1	155.7	439.4	281.1	149.7	430.8
Total U.S. Mining Operations	738.3	784.3	2,131.6	1,470.0	737.2	2,207.2
Australian Metallurgical Mining Operations	370.3	415.9	1,254.0	703.7	328.9	1,032.6
Australian Thermal Mining Operations	305.1	265.8	773.9	505.0	224.8	729.8
Total Australian Mining Operations	675.4	681.7	2,027.9	1,208.7	553.7	1,762.4
Trading and Brokerage Operations	22.6	19.4	52.7	24.6	15.0	39.6
Corporate and Other	(23.7)	(8.2)	(27.5)	32.2	20.3	52.5
Total	$1,412.6	$1,477.2	$4,184.7	$2,735.5	$1,326.2	$4,061.7

Total Reporting Segment Costs Summary (In Millions) (1)
Powder River Basin Mining Operations	$285.5	$308.2	$859.8	$588.8	$302.6	$891.4
Midwestern U.S. Mining Operations	169.8	158.2	495.8	306.6	143.2	449.8
Western U.S. Mining Operations	127.6	121.2	345.0	201.7	99.7	301.4
Total U.S. Mining Operations	582.9	587.6	1,700.6	1,097.1	545.5	1,642.6
Australian Metallurgical Mining Operations	279.6	272.8	838.4	488.7	219.3	708.0
Australian Thermal Mining Operations	159.8	168.0	459.4	301.3	149.2	450.5
Total Australian Mining Operations	439.4	440.8	1,297.8	790.0	368.5	1,158.5
Trading and Brokerage Operations	25.0	16.7	50.8	27.0	6.2	33.2
Corporate and Other	10.8	5.4	36.1	44.7	44.4	89.1
Total	$1,058.1	$1,050.5	$3,085.3	$1,958.8	$964.6	$2,923.4

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Powder River Basin Mining Operations	$88.2	$112.7	$224.7	$197.5	$91.7	$289.2
Adjusted EBITDA - Midwestern U.S. Mining Operations	38.7	49.5	111.9	96.0	50.0	146.0
Adjusted EBITDA - Western U.S. Mining Operations	28.5	34.5	94.4	79.4	50.0	129.4
Total U.S. Mining Operations	155.4	196.7	431.0	372.9	191.7	564.6
Adjusted EBITDA - Australian Metallurgical Mining Operations	90.7	143.1	415.6	215.0	109.6	324.6
Adjusted EBITDA - Australian Thermal Mining Operations	145.3	97.8	314.5	203.7	75.6	279.3
Total Australian Mining Operations	236.0	240.9	730.1	418.7	185.2	603.9
Adjusted EBITDA - Trading and Brokerage	(2.4)	2.7	1.9	(2.4)	8.8	6.4
Resource Management Results (2)	21.3	0.4	42.8	1.6	2.9	4.5
Selling and Administrative Expenses	(38.6)	(33.7)	(119.7)	(68.4)	(36.3)	(104.7)
Acquisition Costs Related to Shoal Creek	(2.5)	—	(2.5)	—	—	—
Other Operating Costs, Net (3)	4.7	(3.0)	28.5	(0.2)	16.6	16.4
Corporate Hedging Results	(1.8)	7.3	(6.5)	6.9	(27.6)	(20.7)
Adjusted EBITDA (1)	$372.1	$411.3	$1,105.6	$729.1	$341.3	$1,070.4
Note: See footnote explanations on following page

#8

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2018 and 2017

	Successor		Successor		Predecessor	Combined
	Quarter Ended Sept. 30, 2018	Quarter Ended Sept. 30, 2017	Nine Months Ended Sept. 30, 2018	Apr. 2 through Sept. 30, 2017	Jan. 1 through Apr. 1, 2017	Nine Months Ended Sept. 30, 2017
Revenues per Ton - Mining Operations (4)
Powder River Basin	$11.80	$12.48	$12.01	$12.65	$12.70	$12.67
Midwestern U.S.	42.45	42.52	42.41	42.57	42.96	42.69
Western U.S.	38.91	38.25	39.23	38.54	44.68	40.47
Total U.S.	18.19	18.38	18.40	18.63	18.96	18.73
Australian Metallurgical	132.50	119.55	143.44	128.89	150.22	135.03
Australian Thermal	63.50	51.78	57.09	51.65	48.65	50.69
Total Australian	88.88	79.15	90.94	79.32	81.36	79.95

Costs per Ton - Mining Operations (4)(5)
Powder River Basin	$9.01	$9.13	$9.52	$9.47	$9.75	$9.57
Midwestern U.S.	34.57	32.39	34.60	32.42	31.84	32.23
Western U.S.	31.80	29.77	30.80	27.65	29.76	28.31
Total U.S.	14.36	13.77	14.68	13.91	14.03	13.94
Australian Metallurgical	100.14	78.42	95.90	89.53	100.16	92.57
Australian Thermal	33.20	32.72	33.89	30.79	32.27	31.29
Total Australian	57.83	51.18	58.20	51.83	54.15	52.55

Adjusted EBITDA Margin per Ton - Mining Operations (4)(5)
Powder River Basin	$2.79	$3.35	$2.49	$3.18	$2.95	$3.10
Midwestern U.S.	7.88	10.13	7.81	10.15	11.12	10.46
Western U.S.	7.11	8.48	8.43	10.89	14.92	12.16
Total U.S.	3.83	4.61	3.72	4.72	4.93	4.79
Australian Metallurgical	32.36	41.13	47.54	39.36	50.06	42.46
Australian Thermal	30.30	19.06	23.20	20.86	16.38	19.40
Total Australian	31.05	27.97	32.74	27.49	27.21	27.40

(1)
Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(2)
Includes gains (losses) on certain surplus coal reserve and surface land sales, property management costs and revenues, the Q3 2018 gain of $20.5 million on the sale of surplus coal resources associated with the Millennium Mine and the Q1 2018 gain of $20.6 million on the sale of certain surplus land assets in Queensland's Bowen Basin.

(3)
Includes income from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post-mining activities, certain coal royalty expenses, minimum charges on certain transportation-related contracts, the Q1 2018 gain of $7.1 million recognized on the sale of our interest in the Red Mountain Joint Venture and the Q1 2017 gain of $19.7 million recognized on the sale of Dominion Terminal Associates.

(4)
Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.

(5)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; coal inventory revaluation; take-or-pay contract-based intangible recognition; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#9

Condensed Consolidated Balance Sheets
As of Sept. 30, 2018 and Dec. 31, 2017

(Dollars In Millions)
	(Unaudited)
	Sept. 30, 2018	Dec. 31, 2017
Cash and Cash Equivalents	$1,371.0	$1,012.1
Restricted Cash	—	40.1
Accounts Receivable, Net	444.9	552.1
Inventories	277.1	291.3
Other Current Assets	213.9	294.4
Total Current Assets	2,306.9	2,190.0
Property, Plant, Equipment and Mine Development, Net	4,851.9	5,111.9
Collateral Arrangements	—	323.1
Investments and Other Assets	276.4	470.6
Deferred Income Taxes	85.5	85.6
Total Assets	$7,520.7	$8,181.2

Current Portion of Long-Term Debt	$42.0	$42.1
Accounts Payable and Accrued Expenses	1,082.2	1,202.8
Total Current Liabilities	1,124.2	1,244.9
Long-Term Debt, Less Current Portion	1,334.2	1,418.7
Deferred Income Taxes	4.8	5.4
Asset Retirement Obligations	670.7	657.0
Accrued Postretirement Benefit Costs	723.4	730.0
Other Noncurrent Liabilities	374.8	469.4
Total Liabilities	4,232.1	4,525.4

Series A Convertible Preferred Stock	—	576.0
Common Stock	1.4	1.0
Additional Paid-in Capital	3,295.1	2,590.3
Treasury Stock	(890.0)	(175.9)
Retained Earnings	837.2	613.6
Accumulated Other Comprehensive (Loss) Income	(3.1)	1.4
Peabody Energy Corporation Stockholders' Equity	3,240.6	3,606.4
Noncontrolling Interests	48.0	49.4
Total Stockholders' Equity	3,288.6	3,655.8
Total Liabilities and Stockholders' Equity	$7,520.7	$8,181.2

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#10

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Sept. 30, 2018 and 2017

(Dollars In Millions)
	Successor
	Quarter Ended Sept. 30, 2018	Quarter Ended Sept. 30, 2017
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$364.6	$261.8
Net Cash Used In Discontinued Operations	(19.2)	(13.8)
Net Cash Provided By Operating Activities	345.4	248.0
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(60.9)	(22.7)
Changes in Accrued Expenses Related to Capital Expenditures	(6.1)	0.2
Proceeds from Disposal of Assets	16.4	2.7
Contributions to Joint Ventures	(114.4)	(113.7)
Distributions from Joint Ventures	118.2	112.5
Advances to Related Parties	(1.0)	(3.2)
Cash Receipts from Middlemount Coal Pty Ltd	10.9	8.7
Investment in Equity Securities	(10.0)	—
Other, Net	(0.6)	(0.9)
Net Cash Used In Investing Activities	(47.5)	(16.4)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(9.5)	(308.3)
Payment of Deferred Financing Costs	(19.8)	(6.1)
Common Stock Repurchases	(325.1)	(69.2)
Dividends Paid	(15.3)	—
Distributions to Noncontrolling Interests	(3.7)	(10.3)
Net Cash Used In Financing Activities	(373.4)	(393.9)
Net Change in Cash, Cash Equivalents and Restricted Cash	(75.5)	(162.3)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,477.9	1,112.6
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,402.4	$950.3

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#11

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended Sept. 30, 2018 and 2017

(Dollars In Millions)
	Successor		Predecessor	Combined
	Nine Months Ended Sept. 30, 2018	Apr. 2 through Sept. 30, 2017	Jan. 1 through Apr. 1, 2017	Nine Months Ended Sept. 30, 2017
Cash Flows From Operating Activities
Net Cash Provided By (Used In) Continuing Operations	$1,283.8	$328.1	$(804.8)	$(476.7)
Net Cash Used In Discontinued Operations	(23.0)	(14.4)	(8.2)	(22.6)
Net Cash Provided By (Used In) Operating Activities	1,260.8	313.7	(813.0)	(499.3)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(186.5)	(68.6)	(32.8)	(101.4)
Changes in Accrued Expenses Related to Capital Expenditures	(7.0)	1.8	(1.4)	0.4
Federal Coal Lease Expenditures	(0.5)	—	(0.5)	(0.5)
Proceeds from Disposal of Assets	69.0	5.2	24.3	29.5
Contributions to Joint Ventures	(358.2)	(210.0)	(95.4)	(305.4)
Distributions from Joint Ventures	355.0	208.0	90.5	298.5
Advances to Related Parties	(5.6)	(4.1)	(0.4)	(4.5)
Cash Receipts from Middlemount Coal Pty Ltd	81.1	35.2	31.1	66.3
Investment in Equity Securities	(10.0)	—	—	—
Other, Net	(2.8)	(2.4)	(0.3)	(2.7)
Net Cash (Used In) Provided By Investing Activities	(65.5)	(34.9)	15.1	(19.8)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	—	1,000.0	1,000.0
Repayments of Long-Term Debt	(73.0)	(332.1)	(2.1)	(334.2)
Payment of Deferred Financing Costs	(21.2)	(6.1)	(45.4)	(51.5)
Common Stock Repurchases	(699.6)	(69.2)	—	(69.2)
Repurchases of Employee Common Stock Relinquished for Tax Withholding	(14.5)	—	(0.1)	(0.1)
Dividends Paid	(44.6)	—	—	—
Distributions to Noncontrolling Interests	(10.3)	(16.7)	(0.1)	(16.8)
Other, Net	0.1	—	—	—
Net Cash (Used In) Provided By Financing Activities	(863.1)	(424.1)	952.3	528.2
Net Change in Cash, Cash Equivalents and Restricted Cash	332.2	(145.3)	154.4	9.1
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,070.2	1,095.6	941.2	941.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,402.4	$950.3	$1,095.6	$950.3

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#12

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Sept. 30, 2018 and 2017

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Successor
	Quarter Ended Sept. 30, 2018	Quarter Ended Sept. 30, 2017

Income from Continuing Operations, Net of Income Taxes	$83.9	$233.7
Depreciation, Depletion and Amortization	169.6	194.5
Asset Retirement Obligation Expenses	12.4	11.3
Provision for North Goonyella Equipment Loss	49.3	—
Changes in Deferred Tax Asset Valuation Allowance and Amortization of Basis Difference Related to Equity Affiliates	(6.1)	(3.4)
Interest Expense	38.2	42.4
Loss on Early Debt Extinguishment	—	12.9
Interest Income	(10.1)	(2.0)
Unrealized Losses on Economic Hedges	26.8	10.8
Unrealized (Gains) Losses on Non-Coal Trading Derivative Contracts	(0.3)	1.7
Take-or-Pay Contract-Based Intangible Recognition	(5.4)	(6.5)
Income Tax Provision (Benefit)	13.8	(84.1)

Adjusted EBITDA (1)	$372.1	$411.3

(1)
Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

	Successor
	Quarter Ended Sept. 30, 2018	Quarter Ended Sept. 30, 2017
Operating Costs and Expenses	$1,047.9	$1,039.1
Unrealized Gains (Losses) on Non-Coal Trading Derivative Contracts	0.3	(1.7)
Take-or-Pay Contract-Based Intangible Recognition	5.4	6.5
Net Periodic Benefit Costs, Excluding Service Cost	4.5	6.6

Total Reporting Segment Costs (2)	$1,058.1	$1,050.5

(2)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.

	Successor
	Quarter Ended Sept. 30, 2018	Quarter Ended Sept. 30, 2017
Net Cash Provided By Operating Activities	$345.4	$248.0
Net Cash Used In Investing Activities	(47.5)	(16.4)

Free Cash Flow (3)	$297.9	$231.6

(3)
Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#13

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Nine Months Ended Sept. 30, 2018 and 2017

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Successor		Predecessor
	Nine Months Ended Sept. 30, 2018	Apr. 2 through Sept. 30, 2017	Jan. 1 through Apr. 1, 2017

Income (Loss) from Continuing Operations, Net of Income Taxes	$412.2	$335.1	$(195.5)
Depreciation, Depletion and Amortization	503.1	342.8	119.9
Asset Retirement Obligation Expenses	37.9	22.3	14.6
Asset Impairment	—	—	30.5
Provision for North Goonyella Equipment Loss	49.3	—	—
Changes in Deferred Tax Asset Valuation Allowance and Amortization of Basis Difference Related to Equity Affiliates	(22.1)	(7.7)	(5.2)
Interest Expense	112.8	83.8	32.9
Loss on Early Debt Extinguishment	2.0	12.9	—
Interest Income	(24.3)	(3.5)	(2.7)
Reorganization Items, Net	(12.8)	—	627.2
Break Fees Related to Terminated Asset Sales	—	(28.0)	—
Unrealized Losses (Gains) on Economic Hedges	36.3	1.4	(16.6)
Unrealized Losses (Gains) on Non-Coal Trading Derivative Contracts	1.4	(1.5)	—
Coal Inventory Revaluation	—	67.3	—
Take-or-Pay Contract-Based Intangible Recognition	(21.5)	(16.4)	—
Income Tax Provision (Benefit)	31.3	(79.4)	(263.8)

Adjusted EBITDA (1)	$1,105.6	$729.1	$341.3

(1)
Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

	Successor		Predecessor
	Nine Months Ended Sept. 30, 2018	Apr. 2 through Sept. 30, 2017	Jan. 1 through Apr. 1, 2017
Operating Costs and Expenses	$3,051.6	$1,967.0	$950.2
Break Fees Related to Terminated Asset Sales	—	28.0	—
Unrealized (Losses) Gains on Non-Coal Trading Derivative Contracts	(1.4)	1.5	—
Coal Inventory Revaluation	—	(67.3)	—
Take-or-Pay Contract-Based Intangible Recognition	21.5	16.4	—
Net Periodic Benefit Costs, Excluding Service Cost	13.6	13.2	14.4

Total Reporting Segment Costs (2)	$3,085.3	$1,958.8	$964.6

(2)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.

	Successor		Predecessor
	Nine Months Ended Sept. 30, 2018	Apr. 2 through Sept. 30, 2017	Jan. 1 through Apr. 1, 2017
Net Cash Provided By (Used In) Operating Activities	$1,260.8	$313.7	$(813.0)
Net Cash (Used In) Provided By Investing Activities	(65.5)	(34.9)	15.1

Free Cash Flow (3)	$1,195.3	$278.8	$(797.9)

(3)
Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#14

2018 Full-Year Guidance Targets

Sales Volumes (Short Tons in millions)		Capital Expenditures	$275 - $325 million
PRB[1]	115 - 120
ILB	18.5 - 19.5	Quarterly SG&A Expense	~$40 million
Western	14 - 15
Total U.S.	147.5 - 154.5	Interest Expense[5]	~$150 million

Aus. Metallurgical[2]	11.0 - 12.0	Cost Sensitivities[6]
Aus. Export Thermal[3]	11.5 - 12.5	$0.05 Decrease in A$ FX Rate[7]	+~$30 million
Aus. Domestic Thermal	7.0 - 8.0	$0.05 Increase in A$ FX Rate[7]	-~$30 million
Total Australia	29.5 - 32.5	Fuel (+/- $10/barrel)	+/- ~$8 million

U.S. Operations - Revenue Per Ton		2018 Priced Position (Avg. Price per Short Ton)
Total U.S.	$17.75 - $18.50	PRB	$11.81
		ILB	~$42
		4Q Australia Export Thermal Volumes	~$83
U.S. Operations - Costs Per Ton
PRB	$9.25 - $9.75
ILB	$33.50 - $35.50	Peabody's 2018 U.S. volumes are fully priced
Total U.S.	$14.00 - $14.75	~65% and ~75% of Peabody's 2019 U.S. volumes are
priced and committed, respectively, based on the
mid-point of 2018 volume guidance.
~2.4 million short tons of Australia export thermal coal
Australia Operations - Costs per Ton (USD)[4]		are priced for the fourth quarter of 2018
Metallurgical	~$100
Thermal	$32 - $36	2019 Priced Position (Avg. Price per Short Ton)
		Australia Export Thermal	~$79
~3.3 million short tons of Australia export thermal
coal priced for 2019

1 For full-year 2018, Peabody is targeting the higher end of its range for PRB coal sales volumes.

2 Metallurgical coal sales volumes may range from ~55%-65% PCI and ~35%-45% coking coal (including semi-hard and semi-soft coking coals). Approximately 30% of seaborne coking sales may be priced on a spot basis, with the remainder linked to an index. Approximately 30% of seaborne PCI sales may be priced on a spot basis, with the remainder linked to the quarterly LV PCI benchmark. The company also has exposure to approximately 2 million tons of metallurgical coal related to the Middlemount Mine, a 50/50 joint venture accounted for in (Income) Loss from Equity Affiliates. In 4Q 2018, metallurgical sales will consist of ~70% PCI and ~30% coking coal. For full-year 2018, Peabody is targeting the lower end of its range for metallurgical coal sales volumes.

The North Goonyella Mine receives the PHCC index quoted price and the Coppabella Mine typically sets the LV PCI benchmark, with the remainder of products sold at discounts to these values based on coal qualities and properties. On a weighted-average basis across all metallurgical products, Peabody typically realizes approximately 85%-90% of the PHCC index quoted price for its coking products, and 85%-90% of the LV PCI benchmark price for its PCI products. Peabody expects to realize approximately 70%-80% of the PHCC index quoted price for its coking products in 4Q 2018.

3 A portion of Peabody’s seaborne thermal coal products sell at or above the Newcastle index, with the remainder sold at discounts relative to the Newcastle index based on coal qualities and properties. On a weighted-average

#15

basis across all seaborne thermal products, Peabody expects to realize approximately 85%-95% of the Newcastle index price. For full-year 2018, Peabody is targeting the lower end of its range for metallurgical coal sales volumes.

4 Assumes 2018 average A$ FX rate of $0.75. Cost ranges include sales-related cost, which will fluctuate based on realized prices.

5 Interest expense includes ~$3M in fees associated with amendments of debt agreements and $4M non-cash expense associated with certain contractual arrangements.

6 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

7 As of October 30, 2018, Peabody had outstanding average rate call options to manage market price volatility associated with the Australian dollar in aggregate notional amount of approximately AUD $0.5 billion with strike price levels ranging from $0.79 to $0.82 and settlement dates through December 31, 2018, and AUD $0.5 billion aggregate notional amount with average strike price levels ranging from $0.76 to $0.79 and settlement dates from January, 1, 2019 through June 30, 2019. Sensitivities provided are relative to an assumed average A$ FX exchange rate of $0.73 for the remainder of 2018.

Note 1: Peabody classifies its Australian Metallurgical or Thermal Mining segments based on the primary customer base and reserve type. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of PCI and coking coal products, the ratio of PLV PCI benchmark to PLV HCC index quoted price, the weighted average discounts across all products to the applicable PLV HCC index quoted price or PLV PCI benchmark or Newcastle index prices, in addition to impacts on sales-related costs in Australia, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: As of September 30, 2018 Peabody had approximately 114.5 million shares of common stock outstanding. On a fully diluted basis, Peabody has approximately 116.2 million shares of common stock.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

#16